Exhibit 10.2

SECOND AMENDMENT TO 2013 PERFORMANCE SHARE AWARD AGREEMENT

THIS SECOND AMENDMENT TO THE 2013 PERFORMANCE SHARE AWARD AGREEMENT (this “Amendment”) between Office Depot, Inc., a Delaware corporation (the “Company”), and Roland C. Smith, the Chairman and Chief Executive Officer of the Company (the “Executive”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Award Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) previously granted a performance share award to the Executive (the “Award”);

WHEREAS, the Company and the Executive entered into and executed a 2013 Performance Share Award Agreement made as of November 12, 2013, evidencing the Award (the “Award Agreement”) and have previously amended the Award Agreement;

WHEREAS, the Award Agreement, as amended, does not specify the performance measures applicable to the Award but instead specifies that the Committee must determine such performance measures during the first 90 days of the applicable performance period and in no event later than March 29, 2014 and must amend the Award Agreement accordingly;

WHEREAS, the Committee has determined the performance measures applicable to the Award and desires to amend the Award Agreement to set out such performance measures;

NOW, THEREFORE, the Committee hereby amends the Award Agreement as follows:

1. Section 2(a) of the Award Agreement is hereby amended to read in its entirety as follows:

2.	Vesting

a.

Performance Conditions. Subject to the terms and conditions set forth herein and in paragraphs 2(b), (c) and (d) below, you will be eligible to earn up to 150% of your Target Award based on the Company’s cumulative free cash flow as determined by the Committee pursuant to paragraph (i) below “(Free Cash Flow”) and cumulative operating income as determined by the Committee pursuant to paragraph (ii) below (“Operating Income”) for the period beginning on December 29, 2013, and ending on December 31, 2016 (the “Performance Period”). If the Committee determines that the Company does not achieve Free Cash Flow equal to at least the threshold amount approved by the Committee for the Performance Period or does not achieve Operating Income equal to at least the threshold amount approved by the Committee for the Performance Period, you will immediately forfeit all rights to the Performance Shares. If the Committee determines that the Company has achieved at least the threshold amounts of Free Cash Flow and Operating Income for the Performance Period, you will be eligible to earn a number of Performance Shares relative to the number of Performance Shares specified in the Target Award determined pursuant to the following table, up to a maximum of 150% of the number of Performance Shares specified in the Target Award:

Percentage of Attainment of Operating Income for Performance Period	Percentage of Performance Shares in Target Award
At least 125%	150%
120%	140%
115%	130%
110%	120%
105%	110%
100%	100%
95%	75%
90%	50%
Less than 90%	0%

Straight-line interpolation shall be applied to determine the number of Performance Shares earned for a percentile that falls between the percentiles specified in the table above. The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis as soon as administratively practicable following December 31, 2016 (your “Eligible Award”). In all cases, the number of Performance Shares, if any, in your Eligible Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your Eligible Award, you will immediately forfeit all Performance Shares other than your Eligible Award. To become vested in all or a portion of your Eligible Award, you must satisfy the employment requirements of Section 2(b) below.

i.	Free Cash Flow. The Committee will calculate the Company’s Free Cash Flow by subtracting Capital Expenditures from Net Cash Provided by (Used in) Operating Activities, as reported in the Company’s Audited Consolidated Statement of Cash Flows for the Company’s 2014 through 2016 fiscal years, and as adjusted by eliminating the impact of the settlement of individual legal matters in excess of $15 million funding.

ii.

Operating Income. The Committee will calculate the Company’s Operating Income as the Company’s three-year cumulative Adjusted Operating Income (Non-GAAP) for the Company’s fiscal years 2014 through 2016, as adjusted, both positively and negatively, for the following items as approved by the Compensation Committee: impacts of unplanned acquisitions and divestitures; impairment charges related to goodwill, other intangible assets, and long-lived assets (non-cash);

unplanned costs and benefits related to real estate strategy including, but not limited to, lease terminations or facility closure obligations; and unplanned legal expenses related to attorneys’ fees, settlements, and judgments; and any additional unplanned and extraordinary events (as determined by the Committee) for which the Committee determines adjustments should be made. All calculations related to foreign exchange rates will be calculated based on the foreign exchange rate used in the Company’s 2014 through 2016 annual operating plans, as applicable.

2. Except as expressly modified hereby and in the prior amendment, the Award Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed by the duly authorized officer of the Company on the 17th day of April, 2014.

/s/ Michael R. Allison
Michael R. Allison
Executive Vice President, Human Resources

Acknowledged:

/s/ Roland C. Smith
Roland C. Smith

Date:     4/28/14

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